Exhibit 10.7

February 26, 2013

Mr. Ken Young

431 Nursery Road, #C400

Spring, TX 77380

Dear Ken:

We are pleased to promote you to the position of Chief Operations Officer of RAAM Global Energy Company (the “Company”).

Your primary responsibility will be as a Chief Operations Officer, focusing on the following initiatives:

•

Advise, manage and provide timely recommendations to the President that include technical evaluation, operational efficiencies, allocation of capital, development of new opportunities, reserve bookings, methods of increasing net cash flow and increasing net asset value.

•	Manage and direct the Company’s personnel to perform tasks that comply with the annual budget and goals established and approved by the President.

•	Manage the divestiture of certain assets of the Company to obtain maximum value as directed by the President.

You may also be required to perform additional duties as the Company may request from time to time.

The primary terms of your employment are as follows:

1.	The commencement date of your promotion will be January 1, 2013 (the “Effective Date”).

2.

You will be paid an annualized base salary of four hundred and twenty-five thousand dollars ($425,000). Such salary shall be paid on a monthly basis on the 1st day of each month for the prior month of employment in accordance with the Company’s customary payroll practices in effect from time to time, less applicable taxes and other withholdings.

3.

The term of your employment will extend to December 31, 2013 with the provision that your employment will automatically extend for an additional, one-year renewal term on December 31, 2013 and each anniversary thereafter unless written notice of non-renewal is given by either you or the Company to the other party at least thirty (30) days before the expiration of the then-existing term.

a.

Notwithstanding the foregoing, this Agreement shall terminate immediately upon your death and the Company may terminate your employment at any time for Cause. “Cause” shall exist in any of the following circumstances:

i.	Failure to perform the duties of your job, as determined by the Company;

ii.	Your act(s) or omission(s) that constitute gross negligence, fraud or willful misconduct;

iii.	Your conviction or plea of no contest to any felony or misdemeanor involving moral turpitude; or

iv.	Your failure to follow the lawful instructions of the Company or your breach of any agreement between you and the Company or your failure to follow any Company policy or employment requirement.

b.

Further notwithstanding the foregoing, the Company may terminate your Agreement without Cause at any time prior to the expiration of the then-existing term. In the event that your employment is terminated pursuant to this Section 3(b), then subject to the terms set forth in the following sentence, the Company will provide you with: (i) a one-time, lump sum severance payment (the “Severance Payment”) equivalent to the amount of base salary that you would have earned, less applicable taxes and withholdings, had you remained employed between the date of your termination of employment and the expiration of the term in which your termination of employment occurred; plus (ii) a pro rata portion of any Annual Bonus for the year in which the termination of employment occurred (the “Pro Rata Bonus”). Your receipt of the Severance Payment and Pro Rata Bonus referenced in the previous sentence will be subject to your timely delivery to the Company (and non-revocation during any applicable revocation period) by the Release Expiration Date (as defined below) of a release of claims in a form satisfactory to the Company (the “Release”), which such Release will release all claims, causes of action and other liabilities against the Company, its affiliates and subsidiaries and their respective officers, directors, managers, members, fiduciaries, agents, representatives, benefit plans (and the fiduciaries and administrators of such plans) and successors. The “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to you (which shall occur no later than 7 days after the date on which your employment terminates), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date. Provided that the above conditions are met, (x) the Severance Payment shall be provided to you on the date that is the sixtieth day after the date that your employment terminates (or the first business day thereafter if the sixtieth day is not a business day) and (y) the

Pro Rata Bonus, if any, shall be paid to you on the date that Annual Bonuses are paid to similarly situated employees who have continued employment with the Company (but in no event later than April 15 of the calendar year following the calendar year in which your employment terminates).

4.

You will be eligible to receive a discretionary annual bonus for 2013 and each subsequent, calendar year that you are employed hereunder (each, an “Annual Bonus”). The Annual Bonus for which you are eligible will be pro-rated for calendar years in which you are employed for only for only a portion of such calendar year. Your maximum Annual Bonus (assuming all bonus targets are met or exceeded) will be 150% of your annualized base salary and such Annual Bonus will be measured by reference to EBITDA and asset sale goals for the Company and its subsidiaries for the applicable year; provided, however that such goals applicable to the Annual Bonus for 2013 are set forth on Exhibit A. Each Annual Bonus, if any, shall be paid as soon as practicable after the Company’s receipt of certified, audited financial statements for the applicable calendar year to which such Annual Bonus applies; provided, however that such Annual Bonus, if any, shall be paid no later than March 15 of the calendar year following the calendar year to which the Annual Bonus applies and you will be deemed to have earned such Annual Bonus only if you are still employed by the Company on such date of payment.

5.

In addition to the Annual Bonuses, you will be eligible to receive discretionary commission payments (each, a “Commission Payment”) in the form of shares of the Company’s common stock (“Common Stock”) or cash, as set forth below, based upon the Company’s or its applicable subsidiary’s profits from the sale of particular assets in an applicable calendar year, as determined by the Company. For calendar year 2013, the asset sales that are eligible for a Commission Payment are set forth on Exhibit B. The asset sales that will be eligible for a Commission Payment in years after 2013 will be communicated by the Company to you in writing as soon as reasonably practicable within those calendar years, as applicable. The amount of each Commission Payment, if any, shall be determined in the sole discretion of the Company. Each Commission Payment, if any, shall be paid on the date that is the 60th day after the closing of the applicable asset sale; provided, however, that you must be employed by the Company on such date of payment in order to earn the applicable Commission Payment. Subject to the remainder of this paragraph, the Company shall pay each Commission Payment, if any, to you by issuing you a number of shares of Common Stock with a fair market value (as determined in good faith by the Company’s Board of Directors) on the date of issuance equal to the amount of such Commission Payment less all applicable taxes; provided, however, that (i) the number of shares of Common Stock issued to you in respect of all Commission Payments shall not, in the aggregate, exceed 750 shares of Common Stock and (ii) if, and after, the Company has issued 750 shares of Common Stock to you hereunder, the Company shall pay any additional Commission Payments (or portions thereof), less all applicable taxes, to you in cash. Notwithstanding the preceding provisions of this paragraph, (x) the issuance of shares of Common Stock to you in respect of a Commission Payment (or portion thereof) is subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, federal, state and foreign securities law requirements) and to such approvals by any listing, regulatory or governmental authority as the Company may deem necessary or advisable in connection therewith and (y) the shares of Common Stock issued to you in respect of a Commission Payment (or portion thereof) may be subject to such restrictions, and the Company may request that you provide such assurances and representations to the Company, in each case, as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

The Company will also provide additional employee benefits that are similar to those benefits made available to similarly situated employees, and which may be changed from time to time. Your benefit participation will be subject to the terms and conditions of the applicable program and plans. Benefits currently offered by the Company include:

1.

Employee Health/Vision Insurance: The Company pays 100% of the premium for single or family coverage. This benefit is currently provided by Anthem Blue Cross Blue Shield. We suggest you stay with your current plan for at least one month to ensure a problem-free transition to the Company’s plan should there be any unexpected issues or delays in establishing your coverage.

2.

Employee Dental Insurance/Life Insurance/Dependent Life: The Company pays 100% of the premium for single or family coverage. These benefits are currently provided by Guardian Insurance Company. The life insurance benefit is currently $25,000, with a $5,000 dependent life benefit for a spouse and $2,500 benefit for each child.

3.

Long Term Disability: The Company pays 100% of the premium. This benefit is currently provided by Mutual of Omaha. In the event of a qualifying disability and after a 90-day elimination period, this plan provides 60% of your gross monthly earnings subject to a monthly maximum of $10,000.

4.

401(k) Plan: The Company currently provides a 401(k) plan in which the Company matches employee contributions dollar-for-dollar up to a maximum of 8% of eligible compensation. Matching contributions are subject to a three (3) year graduated vesting schedule.

5.

Cafeteria Plan: The Company currently offers employees the option to participate in a tax-advantaged cafeteria plan that is administered by WageWorks. This plan allows the employee to set aside a portion of their pre-tax earnings to pay for qualified medical and dependent care expenses (Flexible Spending Accounts). In addition, employees have the option to purchase ancillary policies offered by Aflac. Specific coverage information will be provided upon request.

6.

Paid Time Off: Employees receive fifteen (15) days at the beginning of each anniversary of their employment start date to be used for vacation, sick or personal time needs in accordance with the Company’s PTO policies as may exist from time to time. New hires receive pro rata amount their first year.

As a condition of your employment, you have agreed to enter into the Confidentiality Agreement that is attached as Exhibit C to this letter.

The Company has an “open door” policy in which you are encouraged to communicate with the executive officers as well as all other employees with regard to more efficient ways of conducting our business, the acquisition and use of technology that would enhance the Company’s competitive edge and any other matter that you feel inclined to discuss.

Please note that federal law requires that you provide the Company with documents establishing your identity and right to work in the United States within three business days of your employment start date.

By signing below, you accept the terms of employment set forth in this letter and acknowledge and agree that this letter sets forth the entire agreement between you and the Company regarding the subject matters herein and completely replaces and supersedes any other agreement or understanding between you and the Company regarding your terms of employment. For the avoidance of doubt, this letter completely replaces and supersedes that letter agreement between you and the Company dated October 1, 2012, and you agree that the Company’s obligations under that previous letter agreement have been deemed satisfied in full.

We look forward to the addition of your professional skills and dedication to the Company team so that we can achieve our common goals.

Sincerely yours,

Howard Settle

President

RAAM Global Energy Company

Accepted By:

/s/ Ken Young	2/26/13
Ken Young	Date

EXHIBIT A

2013 ANNUAL BONUS

EXHIBIT B

2013 ASSET SALES TO WHICH A COMMISSION MAY APPLY

EXHIBIT C

CONFIDENTIALITY AGREEMENT

In conjunction with your employment with RAAM Global Energy Company (“Employer”), Employer has agreed to disclose to Ken Young (“Employee”), certain of its and/or Employer Affiliated Companies’ (as defined below) confidential and/or proprietary information (hereinafter referred to as “Confidential Information”). Confidential Information includes, but is not limited to: geological and geophysical data, maps, models, and interpretations; non-public commercial, contractual and financial information; strategic and/or research and development information; business plans; and additional, non-public information that gives Employer or an Employer Affiliated Company an advantage over its competitors by virtue of it not being publicly known.

Employee hereby agrees to the following in respect of the Confidential Information:

(a)

Employee shall maintain the Confidential Information in strict confidence and the Confidential Information shall not be used by Employee or sold, traded, published or otherwise disseminated to anyone, in any manner whatsoever (other than as is necessary to carry out Employee’s duties on behalf of Employer or an Employer Affiliated Company), including by means of photocopy or other reproduction, without Employer’s prior written consent.

(b)

Employee shall ensure that neither Employee nor any entity of which Employee is a direct or indirect owner or interest holder shall, directly or indirectly, make use of Confidential Information in order to acquire, or cause any third party to acquire, any oil and gas leases or other mineral interests within any areas being actively pursued by Employer.

(c)	Employee may disclose the Confidential Information without Employer’s prior written consent only to the extent that such information:

(i)	is already in the possession of Employee at the time of its disclosure to Employee;

(ii)	is already in possession of the public or becomes available to the public other than through the act or omission of Employee;

(iii)

is required to be disclosed under applicable law or by a governmental or stock exchange order, decree, regulation or rule (provided that Employee shall give written notice to Employer prior to such disclosure); or

(iv)	is acquired independently from a third party that has the right to disseminate such information at the time it is acquired by Employee.

(d)

Employee shall be entitled to disclose the Confidential Information without Employer’s prior written consent to the following persons to the extent that such disclosure is necessary for such persons to evaluate a prospect on Employer’s, or an Employer Affiliated Company’s, behalf:

(i)	employees, officers and directors of Employer or an Employer Affiliated Company; or

(ii)

any professional consultant or agent retained by Employer. Prior to making any such disclosures to persons under this clause (d)(ii), however, Employee shall notify Employer and, provided that Employer consents to such proposed disclosure, Employee shall thereafter obtain from each person to whom such disclosure is to be made an undertaking of confidentiality in substantially the same form and content as contained herein.

(e)

The restrictions set forth in Sections (a), (b) and (c) above shall remain in place during the period of Employee’s employment with Employer and any other Employer Affiliated Company and shall continue for a period ending on the second anniversary that Employee is no longer employed by Employer or any Employer Affiliated Company.

(f)

For purposes hereof, an “Employer Affiliated Company” shall mean any company or entity that (i) controls Employer, either directly or indirectly, (ii) is controlled, directly or indirectly, by Employer, or (iii) is directly or indirectly controlled by a company or entity that directly or indirectly controls Employer. As used in the preceding sentence, “control” (including the correlative term “controlled”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

(g)

Employee shall make diligent efforts to ensure that all the persons to whom any Confidential Information is disclosed by Employee shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person.

(h)

All Confidential Information shall remain the property of Employer or the applicable Employer Affiliated Company and Employee shall return to Employer all documents, files (including electronically stored information) and other materials constituting or reflecting Confidential Information upon the termination of his employment relationship with

Employer. In addition, Employer may demand the return of Confidential Information in Employee’s possession, custody or control at any time upon giving written notice to Employee and Employee expressly promises that Employee shall promptly (but within no later than ten (10) days of Employee’s receipt of such notice) return to Employer all such Confidential Information and Employee shall ensure the destruction of all copies and reproductions (both written and electronic) of such Confidential Information, in the possession of Employee and all other persons and entities to whom or which it was disclosed.

[Signature page follows]

ACKNOWLEDGED AND AGREED:

RAAM GLOBAL ENERGY COMPANY:

By:	/s/ Howard A. Settle	Date	2/26/13
Howard A. Settle
President

EMPLOYEE:

/s/ Ken Young		Date	2/26/13
Ken Young